Exhibit 10.1
*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
EXCLUSIVE DISTRIBUTION AGREEMENT
BETWEEN
AKORN, INC., AND
MASSACHUSETTS BIOLOGICAL LABORATORIES
     This Exclusive Distribution Agreement (“Agreement”) is made as of the 22 day of March, 2007 (“Effective Date”), between Akorn, Inc., having its principal place of business at 2500 Millbrook Drive, Buffalo Grove, IL 60089-4694 (“Buyer”), and the University of Massachusetts, as represented by the Massachusetts Biological Laboratories, having its principal place of business at 305 South Street, Jamaica Plain, MA 02130 (“Seller”).
     In consideration of the mutual covenants in this Agreement, the parties agree as follows:
1.      Appointment.
(a)	Seller appoints Buyer as the exclusive distributor of the Tetanus Diphtheria vaccine, 15 dose/vial, and preservative-free Tetanus Diphtheria vaccine, 1 dose/vial (the “Product”), and Buyer accepts the appointment.

(b)	Buyer shall distribute the Products on an exclusive basis within the United States and Puerto Rico.

(c)	The appointment begins September 1, 2007, and ends June 30, 2010.
2.      Purchase Commitment and Ship Dates.
(a)	Buyer shall purchase the following doses of Product (the “Dosage Commitment”): (i) [***...***] doses between September 1, 2007 and June 30, 2008, (ii) [***...***] doses between July 1, 2008 and June 30, 2009, and (iii) [***...***] doses between July 1, 2009 and June 30, 2010. During the first period, September 1, 2007 to June 30, 2008, [***...***] doses are multi-dose vials @ 15 doses per vial, and [***...***] doses are single dose vials, thereafter, the Product will only be supplied as single dose vials ([***...***] single-dose vials, collectively, in years two and three as provided above).

(b)	Seller shall ship the Dosage Commitment in full lots to Buyer (less any Product that Seller is obligated to provide to the State of Massachusetts) according to the schedule in Exhibit A.

(c)	Seller represents that each Product shipped to Buyer in the first year of the Agreement has a minimum shelf life of no less than 20 month dating for multi-dose vials, and no less than 12 month dating for single dose vials; and that each Product shipped to Buyer thereafter, has a minimum shelf life of no less than 20 month dating on for single dose vials.

(d)	Payment terms are net sixty (60) days.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
3.      Price.
(a)	Between the Effective Date and June 30, 2009, Buyer shall pay (i) [***...***] per multi-dose vial ([***...***] per dose) (not including excise tax) and (ii) [***...***] (not including excise tax) per single dose vial, which Seller represents are the most favorable prices available to any distributor, except the Commonwealth of Massachusetts.

(b)	After June 30, 2009, Buyer shall pay [***...***] per single dose vial (not including excise tax).
4.      Representations. Seller represents that:
(a)	Title to the Product will pass to Buyer free and clear of all third party liens, claims, security interests, or other encumbrances.

(b)	Seller has manufactured, labeled, classified, described, marked, packaged, and sold the Product to Buyer in compliance with all governing laws and regulations.

(c)	The Product is not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”) or any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act and is not an article which may not, under the provisions of Sections 404 or 505 of the Act, be introduced into interstate commerce.

(d)	Neither Seller nor, to its knowledge, any of its employees or contractors providing items to Buyer: (i) have been convicted of a criminal offense related to healthcare; (ii) are currently excluded, suspended or debarred from participating in any federal healthcare program; or (iii) are currently listed on the General Services Administration List of Parties Excluded from the Federal Procurement and Non-Procurement Programs.

(e)	Seller maintains products liability insurance with limits of coverage of Five Million Dollars ($5,000,000) per occurrence and an aggregate limit of Five Million Dollars ($5,000,000).

(f)	Seller has the right to use all of the intellectual property involved in producing and packaging the Products.
5.      Representations Buyer.
(a)	Buyer shall distribute the Products in accordance with all applicable federal, state, and local laws, rules, and regulations applicable to the Products (including advertising, promoting, marketing, selling, and handling the Products, with particular attention to maintaining appropriate temperature of the Product during shipment).
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
(b)	Buyer has maintains in full force all licenses, permits, orders, and waivers required by any governmental or regulatory entity to distribute the Products lawfully.

(c)	Buyer maintains commercial general liability insurance that includes coverage of at least One Million Dollars ($1,000,000) per incident and at least Five Million Dollars ($5,000,000) in the aggregate covering Buyer’s advertising, promoting, marketing, selling, and handling of the Products.
6.      Shipment, Risk of Loss and Title.
(a)	Shipments of the Product are f.o.b. Boston, Massachusetts.

(b)	Buyer shall select the carrier (which may include Buyer’s own trucks) and shall pay directly to the carrier the applicable freight charges.

(c)	Seller shall prepare all shipments by piece count and include Buyer’s purchase order number in the field provided on the Bill of Lading or applicable shipper’s manifest for each shipment of Product.
7.      Returned Products. Seller accepts returns only for Products that (a) are not in accordance with Seller’s representations, (b) do not meet the specifications, or (c) otherwise are not delivered in compliance with this Agreement, and Buyer is not required to pay for any such return shipment .
8.      Product Recalls. If notified by Seller of a product recall of Products, Buyer shall conduct a product recall in accordance with the regulations of the United States Food and Drug Administration. Buyer shall return any Product that is subject to a recall to Seller for full credit or refund, and Seller shall pay the cost of any recall.
9.      Excusable Delays. Seller is not liable for delay or non-delivery of Products when due to delays of suppliers, acts of God or the public enemy, compliance with any applicable foreign or domestic governmental regulation or order, riots, labor disputes, unusually severe weather, or any other cause beyond the reasonable control of Seller. Seller shall give Buyer notification of any excusable delays.
10.      Use of Names.
(a)	For Seller’s single dose Product, Buyer may arrange at its cost for Seller to affix FDA compliant labeling with Buyer’s designated information. Seller will remain identified as manufacturer of product on all labeling. Neither party has rights to the other party’s name or identity.

(b)	Buyer may not make any public statement regarding Seller, the Massachusetts Biologics Laboratories, the University of Massachusetts, any other agency of the Commonwealth of Massachusetts, or any of their employees, trustees, or
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
officers without the prior written approval of the University of Massachusetts, except as otherwise required by law.
11.      Termination. Either party may terminate this Agreement, as follows:
(a)	For cause, upon ten (10) days written notice to the other party, if the other party (i) fails to perform any of its material obligations in this Agreement and the failure continues for thirty (30) days after written notice by the other party; or (ii) becomes insolvent, files a voluntary petition under any law relating to bankruptcy or insolvency, or becomes unable to pay its debts when due; or

(b)	After termination of this Agreement by either party, other than for cause by Seller, Buyer may sell any remaining inventory of Products or, at Seller’s option, Seller may within thirty (30) days from the date of termination, repurchase Buyer’s remaining inventory of Products (“Remaining Inventory”). If Seller does not repurchase the Remaining Inventory as provided above, then for six (6) months after the effective date of termination, Buyer remains an authorized distributor of Seller’s Products until all of the Remaining Inventory is sold.

(c)	Buyer may not sell any remaining product if Seller terminates the Agreement for cause.
12.      Miscellaneous.
(a)	The relationship between the parties hereto is independent contracting parties. Neither party may act as an agent of the other party except as contemplated by this Agreement.

(b)	This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions. The parties shall bring any legal action arising out of or in connection with this Agreement in the Massachusetts Superior Court in Suffolk County.

(c)	This Agreement embodies the entire understanding between the parties and supersedes all prior agreements and understandings relating to its subject matter. The parties may only modify this Agreement in writing signed by both parties.

(d)	This Agreement is binding upon, inures to the benefit of, and is enforceable by the respective permitted successors and assigns of the parties. This Agreement may not be assigned in whole or in part by either party, except with the written consent of the other party, which consent may not be unreasonably withheld.

(e)	The parties shall deliver all notices and other communications related to this Agreement in writing by certified mail return receipt requested or by overnight mail with a recognized national carrier to the addresses shown on the first page
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
of this Agreement, or such other addresses as the parties may designate in writing, with a copy to each party’s legal department. Notices under this Agreement are effective on receipt.
The parties have duly executed this Agreement as of the Effective Date.

(“Buyer”)	(“Seller”)
AKORN, INC.	MASSACHUSETTS BIOLOGICAL
LABORATORIES

By: /s/ Arthur S. Przybyl	By: /s/ Donna Ambrosino

Printed Name: Arthur S. Przybyl	Printed Name: Donna Ambrosino

Title: President and CEO	Title: Director

Date: 3/26/07	Date: 3/22/07

(“Seller”)
UNIVERSITY OF MASSACHUSETTS
MEDICAL SCHOOL

By: /s/ Richard Stanton

Printed Name: Richard Stanton

Title: Deputy Chancellor

Date:

* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
EXHIBIT A
Delivery Schedule
Product delivery for 2007 is expected to be [***...***] doses in multi-dose vials. Product delivery for 2008 TBD, but is expected to be single dose vials:

Delivery Date	Delivery Quantity

September 1, 2007	1 lot of approximately [***...***] doses.

September 15, 2007	1 lot of approximately [***...***] doses.

October 1, 2007	1 lot of approximately [***...***] doses.

October 15, 2007	1 lot of approximately [***...***] doses.

November 1, 2007	1 lot of approximately [***...***] doses.

November 15, 2007	1 lot of approximately [***...***] doses.

December 1, 2007	1 lot of approximately [***...***] doses.

December 15, 2007	1 lot of approximately [***...***]] doses.

December 30, 2007	remaining vials to fulfill commitment.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.